                            SCHEDULE 14A INFORMATION



                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )



      Filed by the Registrant /X/

      Filed by a Party other than the Registrant / /

      Check the appropriate box:
      / /        Preliminary Proxy Statement
      / /        CONFIDENTIAL, FOR USE OF THE COMMISSION ONLY (AS PERMITTED
                 BY RULE 14A-6(E)(2))
      /X/        Definitive Proxy Statement
      / /        Definitive Additional Materials
      / /        Soliciting Material Pursuant to Section240.14a-12

                                    SANGAMO BIOSCIENCES, INC.
      -----------------------------------------------------------------------
                 (Name of Registrant as Specified In Its Charter)

      -----------------------------------------------------------------------
           (Name of Person(s) Filing Proxy Statement, if other than the
                                    Registrant)



Payment of Filing Fee (Check the appropriate box):



/X/        No fee required.
/ /        Fee computed on table below per Exchange Act Rules 14a-6(i)(4)
           and 0-11.
           (1)  Title of each class of securities to which transaction applies:
                ----------------------------------------------------------
           (2)  Aggregate number of securities to which transaction
                applies:
                ----------------------------------------------------------
           (3)  Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
                ----------------------------------------------------------
           (4)  Proposed maximum aggregate value of transaction:
                ----------------------------------------------------------
           (5)  Total fee paid:
                ----------------------------------------------------------

/ /        Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

           (1)  Amount Previously Paid:
                ----------------------------------------------------------
           (2)  Form, Schedule or Registration Statement No.:
                ----------------------------------------------------------
           (3)  Filing Party:
                ----------------------------------------------------------
           (4)  Date Filed:
                ----------------------------------------------------------

                           SANGAMO BIOSCIENCES, INC.
                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                            TO BE HELD MAY 18, 2001

TO THE STOCKHOLDERS OF SANGAMO BIOSCIENCES, INC.:

    NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Sangamo BioSciences, Inc., a Delaware corporation (the "Company" or "Sangamo"), will be held on Friday, May 18, 2001, at 10:00 a.m. Pacific Daylight Saving Time at 501 Canal Blvd, Suite A100, Richmond, California 94804, for the following purposes, as more fully described in the Proxy Statement accompanying this Notice:

    1. To elect seven directors to serve on the Board of Directors for a one-year term ending at the Annual Meeting held in 2002 or until their successors are duly elected and qualified;

    2. To ratify the appointment of Ernst & Young LLP as independent auditors of Sangamo for the fiscal year ending December 31, 2001; and

    3. To transact such other business as may properly come before the meeting or any adjournment or adjournments thereof.

    Only stockholders of record at the close of business on April 2, 2001, are entitled to notice of and to vote at the Annual Meeting. The stock transfer books of Sangamo will remain open between the record date and the date of the meeting. A list of stockholders entitled to vote at the Annual Meeting will be available for inspection at the executive offices of Sangamo.

    All stockholders are cordially invited to attend the meeting in person. Whether or not you plan to attend, please sign and return the enclosed Proxy as promptly as possible in the envelope enclosed for your convenience. Should you receive more than one Proxy because your shares are registered in different names and addresses, each Proxy should be signed and returned to assure that all your shares will be voted. You may revoke your Proxy at any time prior to the Annual Meeting. If you attend the Annual Meeting and vote by ballot, your Proxy will be revoked automatically and only your vote at the Annual Meeting will be counted.

                                          Sincerely,

                                          Edward O. Lanphier II
                                          PRESIDENT AND CHIEF EXECUTIVE OFFICER

Richmond, California
April 9, 2001

YOUR VOTE IS VERY IMPORTANT, REGARDLESS OF THE NUMBER OF SHARES YOU OWN. PLEASE READ THE ATTACHED PROXY STATEMENT CAREFULLY, COMPLETE, SIGN AND DATE THE ENCLOSED PROXY CARD AS PROMPTLY AS POSSIBLE AND RETURN IT IN THE ENCLOSED ENVELOPE.

                           SANGAMO BIOSCIENCES, INC.
                           501 CANAL BLVD, SUITE A100
                           RICHMOND, CALIFORNIA 94804

                                PROXY STATEMENT
                     FOR THE ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD ON MAY 18, 2001

GENERAL

    The enclosed Proxy ("Proxy") is solicited on behalf of the Board of Directors of Sangamo BioSciences, Inc., a Delaware corporation (the "Company" or "Sangamo"), for use at the Annual Meeting of Stockholders to be held on May 18, 2001 (the "Annual Meeting"). The Annual Meeting will be held at 10:00 a.m. at 501 Canal Blvd, Suite A100 Richmond, California 94804. These Proxy solicitation materials were mailed on or about April 9, 2001, to all stockholders entitled to vote at the Annual Meeting.

VOTING

    The specific proposals to be considered and acted upon at the Annual Meeting are summarized in the accompanying Notice and are described in more detail in this Proxy Statement. On April 2, 2001, the record date for determination of stockholders entitled to notice of and to vote at the Annual Meeting, 22,271,006 shares of Sangamo's Common Stock, par value $0.01 ("Common Stock"), were issued and outstanding. No shares of Sangamo's preferred stock, par value $0.01, were outstanding. Each stockholder is entitled to one vote for each share of Common Stock held by such stockholder on April 2, 2001. Stockholders may not cumulate votes in the election of directors.

PROXIES

    If the enclosed form of Proxy is properly signed and returned, the shares represented thereby will be voted at the Annual Meeting in accordance with the instructions specified thereon. If the Proxy does not specify how the shares represented thereby are to be voted, the Proxy will be voted FOR the election of the directors proposed by the Board unless the authority to vote for the election of such director is withheld and, if no contrary instructions are given, the Proxy will be voted FOR the approval of Proposal 2 described in the accompanying Notice and Proxy Statement. You may revoke or change your Proxy at any time before the Annual Meeting by filing with the Inspector of Election of Sangamo at the principal executive offices at 501 Canal Blvd, Suite A100, Richmond, California 94804, a notice of revocation or another signed Proxy with a later date. You may also revoke your Proxy by attending the Annual Meeting and voting in person.

SOLICITATION

    Sangamo will bear the entire cost of solicitation, including the preparation, assembly, printing and mailing of this Proxy Statement and any additional solicitation materials furnished to the stockholders. Copies of solicitation materials will be furnished to brokerage houses, fiduciaries and custodians holding shares in their names that are beneficially owned by others so that they may forward this solicitation material to such beneficial owners. In addition, Sangamo may reimburse such persons for their costs in forwarding the solicitation materials to such beneficial owners. The original solicitation of proxies by mail may be supplemented by a solicitation by telephone, telegram or other means by directors, officers or employees of Sangamo. No additional compensation will be paid to these individuals for any such services.

DEADLINE FOR RECEIPT OF STOCKHOLDER PROPOSALS

    Proposals of stockholders of Sangamo that are intended to be presented by such stockholders at Sangamo's Annual Meeting in 2002 must be received no later than December 31, 2001, in order that they may be included in the Proxy statement and form of Proxy relating to that meeting. In addition, the Proxy solicited by the Board of Directors for the Annual Meeting on May 18, 2001 will confer discretionary authority to vote on any stockholder proposal presented at that meeting, unless Sangamo receives notice of such proposal not later than March 19, 2001.

MATTERS TO BE CONSIDERED AT ANNUAL MEETING

PROPOSAL ONE: ELECTION OF DIRECTORS

GENERAL

    The Board currently consists of seven persons. The nominees for election have agreed to serve if elected, and management has no reason to believe that such nominees will be unavailable to serve. In the event the nominees are unable or decline to serve as directors at the time of the Annual Meeting, the proxies will be voted for any nominee who may be designated by the present Board of Directors to fill the vacancy. Unless otherwise instructed, the Proxy holders will vote the proxies received by them FOR the nominee named below.

NOMINEES FOR TERM ENDING UPON THE ANNUAL MEETING OF STOCKHOLDERS IN 2002

    EDWARD O. LANPHIER II, the founder of Sangamo BioSciences, Inc., has served as President, Chief Executive Officer and as a member of the Board of Directors since Sangamo's inception. Mr. Lanphier has approximately twenty years of experience in the pharmaceutical and biotechnology industry. From June 1992 to May 1997, he held various positions at Somatix Therapy Corporation, a gene therapy company, including Executive Vice President, Commercial Development and Chief Financial Officer. Prior to Somatix, Mr. Lanphier was President and Chief Executive Officer of BioGrowth, Inc., a biotechnology company that merged with Celtrix Laboratories to form Celtrix Pharmaceuticals, Inc. in 1991. From 1986 to 1987, Mr. Lanphier served as Vice President of Corporate Development at Biotherapeutics, Inc. From 1984 to 1986 he served as Vice President of Corporate Development at Synergen Inc. Prior to Synergen, he was employed by Eli Lilly and Company, a pharmaceutical company, in the strategic business planning-biotechnology group. Mr. Lanphier is a member of the Biotechnology Industry Organization (BIO) Emerging Companies Section and the BIO board of directors. Mr. Lanphier has a B.A. in biochemistry from Knox College.

    HERBERT W. BOYER, PH.D. has served as a Director since July 1997. Dr. Boyer is the co-inventor of recombinant DNA technology with Dr. Stanley Cohen and founded Genentech, Inc., a biopharmaceutical company, in 1976. Dr. Boyer is currently Professor Emeritus at the University of California, San Francisco.
Dr. Boyer has served as a director of Genentech since 1976 and was Vice President of Research from 1976 to 1990. Dr. Boyer was also a Professor of biochemistry and biophysics at the University of California, San Francisco from 1966 to 1991. He was also an Investigator for the Howard Hughes Medical Institute from 1976 to 1983. He has authored over 100 scientific publications and is a member of the National Academy of Sciences. Dr. Boyer has received numerous research awards including the National Medal of Science, the National Medal of Technology and the Albert Lasker Basic Medical Research Award.
Dr. Boyer is Chairman of the Board of Directors of Allergan, Inc., a pharmaceutical company and a Trustee of the Scripps Research Institute.
Dr. Boyer received a Ph.D. in microbiology from the University of Pittsburgh and a B.A. in biology from St. Vincent College.

    WILLIAM G. GERBER, M.D. has served as a member of our Board of Directors since June 1997. Dr. Gerber is currently Chief Executive Officer and a Director of Epoch Biosciences, Inc., a biomedical company, where he has been since September 1999. From April 1998 to July 1999, he was President of diaDexus LLC, a pharmacogenomics company. Previous to his appointment at diaDexus, he was Chief Operating Officer of Onyx Pharmaceuticals. Before joining Onyx in 1995, Dr. Gerber was with Chiron Corporation, a biopharmaceutical, vaccine and blood testing company, where he was President of the Chiron Diagnostics business unit after Chiron's merger with Cetus Corporation in December 1991. He joined Cetus in 1987 as Senior Director of Corporate Ventures and was named Vice President and General Manager of the PCR (Polymerase Chain Reaction) Division in
November 1988. Dr. Gerber earned his B.S. and M.D. degrees from the University of California, San Francisco School of Medicine.

    JON E. M. JACOBY has served as a member of our Board of Directors since April 2000. Mr. Jacoby is a director and an Executive Vice President of Stephens Group, Inc. He is also a Senior Executive Vice President of Stephens Inc., an affiliate of Stephens Group, Inc., where he has been employed since 1963.
Mr. Jacoby also serves on the board of directors of Delta and Pine Land Company, Beverly Enterprises, Inc., and Power-One, Inc., as well as on the boards of several privately held companies. He received his B.S. degree in geology from the University of Notre Dame and his M.B.A. from Harvard Business School.

    JOHN W. LARSON has served as a member of our Board of Directors since January 1996. Mr. Larson has served as Senior Partner at the law firm of Brobeck, Phleger & Harrison LLP since March 1996. From 1988 until March 1996, Mr. Larson was Chief Executive Officer of the firm. He has been a partner with the firm since 1969, except for the period from July 1971 to September 1973 when he was in government service as Assistant Secretary of the United States Department of the Interior and Counselor to George P. Shultz, Chairman of the Cost of Living Council. Mr. Larson holds an L.L.B. and a B.A., with distinction, in economics, from Stanford University.

    WILLIAM J. RUTTER, PH.D. has served as a member of our Board of Directors since January 2000. He is the co-founder of Chiron Corporation, a biopharmaceutical, vaccine and blood testing company, and served as Chairman of the Board of Directors from Chiron's inception in 1981 until May 1999. From August 1983 through April 1989, in addition to his responsibilities at Chiron, Dr. Rutter was the Director of the Hormone Research Institute at the University of California, San Francisco, and he became a Professor Emeritus in 1991. In 1969, Dr. Rutter joined the faculty of UCSF as a Herzstein Professor, and served as the chairman of the Department of Biochemistry and Biophysics from 1969 to 1982. Dr. Rutter has also served on the Board of Overseers at Harvard University from 1992 to 2000, on the Board of Trustees at the Carnegie Institution of Washington since 1995 and several private company boards. Dr. Rutter is a member of the National Academy of Sciences and the American Academy of Arts and Sciences. Dr. Rutter received his Ph.D. in biochemistry from the University of Illinois, an M.S. in biochemistry from the University of Utah and a B.A. in biochemistry from Harvard University.

    MICHAEL C. WOOD has served as a member of our Board of Directors since our inception. Mr. Wood is currently President of LeapFrog Enterprises, Inc., an educational company which he founded in January 1995. Mr. Wood has 15 years of experience in the corporate legal representation of high technology firms and venture capital partnerships. From 1991 through 1994, he was a partner of the emerging technology companies group at Cooley Godward LLP. From 1979 to 1991, Mr. Wood practiced corporate law in the high technology practice of Crosby Heafy Roach & May. Mr. Wood received a J.D. from the Hastings College of Law, an M.B.A. from the University of California, Berkeley and his B.A. in political science from Stanford University.

BOARD COMMITTEES AND MEETINGS

    The Board of Directors held 12 meetings during the fiscal year ended December 31, 2000 (the "2000 Fiscal Year"). The Board of Directors has an Audit Committee and a Compensation Committee. Each director attended or participated in 75% or more of the aggregate of (i) the total number of meetings of the Board of Directors and (ii) the total number of meetings held by all committees of the Board on which such director served during the 2000 Fiscal Year.

    The Audit Committee currently consists of three directors: Mr. Jacoby, Dr. Rutter and Mr. Wood. The Audit Committee is composed of independent directors that review and supervise our financial controls, including the selection of our auditors, reviews our books and accounts, meets with our officers regarding our financial controls, acts upon recommendations of our auditors and takes further actions as the Audit Committee deems necessary to complete an audit of our books and accounts, as well as other matters that may come before it or as directed by the Board. The Board adopted and approved a charter for the Audit Committee in January, 2000, a copy of which is attached as Appendix A. The Board has determined that all members of the Audit Committee are "independent" as that term is defined in Rule 4200 of the listing standards of the National Association of Securities Dealers.

    The Compensation Committee currently consists of three directors:
Dr. Boyer, Dr. Gerber and Mr. Larson. The Compensation committee reviews and approves the compensation and benefits for our executive officers, administers our compensation and stock plans, makes recommendations to the Board of Directors regarding such matters and performs other duties as may from time-to-time be determined by the Board. The Compensation Committee held 1 meeting during the 2000 Fiscal Year.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    The members of the Compensation Committee of the Board of Directors are Dr. Boyer, Dr. Gerber and Mr. Larson. None of our Compensation Committee members has been an officer or employee of Sangamo at any time. Mr. Larson is a Senior Partner at Brobeck, Phleger & Harrison LLP, our legal counsel. None of our executive officers serves on the Board of Directors or compensation committee of any entity that has one or more executive officers serving as a member of our Board or our Compensation Committee.

DIRECTOR COMPENSATION

    Other than expenses in connection with attendance at meetings and other customary expenses, we currently do not give cash compensation to any non-employee member of the Board. Employees who are also directors do not receive additional compensation for serving as directors.

    Under the Automatic Option Grant Program in effect under the Sangamo 2000 Stock Incentive Plan (the "2000 Plan"), each individual who first joins the Board as a non-employee director will receive, at the time of such initial election or appointment, an option grant to purchase 50,000 shares of Common Stock, provided such person has not previously been in Sangamo's employ. In addition, on the date of each annual stockholders' meeting, beginning with this Annual Meeting, each individual who has served as a director for the previous six months and who is to continue to serve as a non-employee Board member, whether or not such individual is standing for re-election at that particular Annual Meeting, will be granted an option to purchase 10,000 shares of Common Stock. Each option granted under the Automatic Option Grant Program will have an exercise price per share equal to the fair market value per share of the Common Stock on the grant date, and will have a maximum term of 10 years, subject to earlier termination should the optionee cease to serve as a Board of Directors member. Each option is immediately exercisable for all the option shares, but any shares purchased under the option will be subject to repurchase by Sangamo, at the exercise price paid per share, upon the optionee's cessation of Board service prior to vesting in those shares. The shares subject to each automatic option grant vest on a monthly basis upon completion of each monthly period of Board service. Such vesting occurs over a three-year period in the case of the initial grant, and over a one-year period in the case of an annual grant. The shares subject to each automatic option grant will immediately vest upon
(i) the optionee's death or permanent disability while a Board member, (ii) an acquisition of Sangamo by merger or asset sale, (iii) the successful completion of a tender offer for more than 50% of Sangamo's outstanding voting stock or
(iv) a change in the majority of the Board effected through one or more Proxy contests for Board membership. Each automatic option will remain exercisable for a period following the optionee's cessation of service as a Board member. In no event, however, may the option be exercised after the expiration date of the option term. During the applicable post-service exercise period, the option may not be exercised for more than the number of option shares (if any) in which the Board member is vested at the time of his or her cessation of Board service.

    On April 21, 2000, Mr. Jon Jacoby received an initial option grant to purchase 50,000 shares of Common Stock. The exercise price per share is $7.13, the closing selling price per share of Common Stock on April 21, 2000. The current non-employee Board members, Dr. Boyer, Dr. Gerber, Mr. Jacoby,
Mr. Larson, Dr. Rutter and Mr. Wood, will each receive an automatic option grant on May 18, 2001 for 10,000 shares of Common Stock. The exercise price per share in effect will be the closing selling price per share of Common Stock on May 18, 2001.

RECOMMENDATION OF THE BOARD OF DIRECTORS

    THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR THE ELECTION OF THE NOMINEES LISTED ABOVE.

PROPOSAL TWO: RATIFICATION OF INDEPENDENT AUDITORS

    The Board of Directors appointed the firm of Ernst & Young LLP, independent public auditors for Sangamo during the 2000 Fiscal Year, to serve in the same capacity for the year ending December 31, 2001, and is asking the stockholders to ratify this appointment. The affirmative vote of a majority of the shares represented and voting at the Annual Meeting is required to ratify the selection of Ernst & Young LLP.

    In the event the stockholders fail to ratify the appointment, the Board of Directors will reconsider its selection. Even if the selection is ratified, the Board of Directors in its discretion may direct the appointment of a different independent auditing firm at any time during the year if the Board of Directors believes that such a change would be in the best interests of Sangamo and its stockholders.

    A representative of Ernst & Young LLP is expected to be present at the Annual Meeting, will have the opportunity to make a statement if he or she desires to do so, and will be available to respond to appropriate questions.

    The following table sets forth the aggregate fees billed by Ernst & Young LLP to Sangamo for:

    (i) Audit Fees in connection with the audit of Sangamo's 2000 annual financial statements and the review of financial statements in Sangamo's Forms 10-Q filed in 2000 amounted to $98,235;

    (ii) Other Fees associated with the filing of Sangamo's initial registration on Form S-1 with the Securities and Exchange Commission amounted to $276,000.

RECOMMENDATION OF THE BOARD OF DIRECTORS

    THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR THE RATIFICATION OF THE SELECTION OF ERNST & YOUNG LLP TO SERVE AS SANGAMO'S INDEPENDENT AUDITORS FOR THE FISCAL YEAR ENDING DECEMBER 31, 2001.

OTHER MATTERS

    Sangamo knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters properly come before the Annual Meeting, it is the intention of the persons named in the enclosed form of Proxy to vote the shares they represent as the Board of Directors may recommend. Discretionary authority with respect to such other matters is granted by the execution of the enclosed Proxy.

MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

    The following table sets forth information regarding our executive officers, directors and key employees as of March 15, 2001:

NAME                                      AGE      POSITION
----                                    --------   --------
Edward O. Lanphier II.................     44      President, Chief Executive Officer and
                                                   Director
Alan P. Wolffe, Ph.D..................     41      Senior Vice President and Chief
                                                   Scientific Officer
Peter Bluford.........................     46      Vice President, Corporate Development
Casey C. Case, Ph.D...................     45      Vice President, Research
Shawn K. Johnson......................     33      Senior Director, Finance
Eric T. Rhodes........................     40      Senior Director, Commercial
                                                   Development
Julianna Wood.........................     45      Senior Director, Corporate
                                                   Communications
S. Kaye Spratt, Ph.D..................     48      Director, Delivery Technology
Herbert W. Boyer, Ph.D................     64      Director
William G. Gerber, M.D................     54      Director
Jon E. M. Jacoby......................     62      Director
John W. Larson........................     65      Director
William J. Rutter, Ph.D...............     72      Director
Michael C. Wood.......................     48      Director

    EDWARD O. LANPHIER II, the founder of Sangamo BioSciences, Inc., has served as President, Chief Executive Officer and as a member of the Board of Directors since Sangamo's inception. Mr. Lanphier has approximately twenty years of experience in the pharmaceutical and biotechnology industry. From June 1992 to May 1997, he held various positions at Somatix Therapy Corporation, a gene therapy company, including Executive Vice President, Commercial Development and Chief Financial Officer. Prior to Somatix, Mr. Lanphier was President and Chief Executive Officer of BioGrowth, Inc., a biotechnology company that merged with Celtrix Laboratories to form Celtrix Pharmaceuticals, Inc. in 1991. From 1986 to 1987, Mr. Lanphier served as Vice President of Corporate Development at Biotherapeutics, Inc. From 1984 to 1986 he served as Vice President of Corporate Development at Synergen Inc. Prior to Synergen, he was employed by Eli Lilly and Company, a pharmaceutical company, in the strategic business planning-biotechnology group. Mr. Lanphier is a member of the Biotechnology Industry Organization (BIO) Emerging Companies Section and the BIO board of directors. Mr. Lanphier has a B.A. in biochemistry from Knox College.

    ALAN P. WOLFFE, PH.D. joined Sangamo as its Senior Vice President and Chief Scientific Officer in March 2000. Dr. Wolffe is internationally recognized for his research on chromatin structure and its role in the regulation of gene expression, with over 250 research publications on this topic. He was Director of the Department of Molecular Embryology at the National Institutes of Child Health and Human Development from 1990 until March 2000. During this time,
Dr. Wolffe's laboratory discovered the determinants of chromosomal gene regulation by zinc finger proteins, including observations that have proven fundamental to the understanding of histone acetylation and deacetylation in transcriptional control. Dr. Wolffe has received numerous prizes for his research and serves on the editorial boards of BIOCHEMISTRY, JOURNAL OF CELL SCIENCE, MOLECULAR BIOLOGY OF THE CELL, MOLECULAR CELL BIOLOGY, NUCLEIC ACIDS RESEARCH, and SCIENCE. Dr. Wolffe received a Ph.D. in molecular biology from the Medical Research Council and a B.A. in biochemistry from Oxford University.

    PETER BLUFORD has served as Vice President, Corporate Development since December 1997 and since joining us has had operating responsibility for Sangamo's licensing, intellectual property and business planning activities.
Mr. Bluford also served as Senior Director, Corporate Development, from
October 1996 to November 1997. From October 1992 to September 1996, Mr. Bluford served as Director, Commercial Development at Somatix Therapy Corporation, where he was responsible for Somatix's strategic business planning activities while also serving as Project Team Leader, Oncology from 1995 to 1996. From 1991 to 1992, Mr. Bluford was with Celtrix Pharmaceuticals, Inc. as Manager, Strategic Market Planning. From 1990 to 1991, he was Manager of Strategic Planning with BioGrowth, Inc. Mr. Bluford received an M.B.A. and a B.S. in biochemistry from the University of California, Berkeley.

    CASEY C. CASE, PH.D. has served as Vice President, Research since
November 1997. From June 1993 to November 1997, Dr. Case served as Director, Cell Biology at Tularik, Inc., a pharmaceutical company focusing on gene regulating drugs, where he was part of the team that established Tularik's cell-based, high throughput screening of small molecule modulators of specific transcription factors. From June 1989 to June 1993, Dr. Case was Director of Transcriptional Research at Oncogene Science, Inc., a pharmaceutical company, where he led Oncogene's research efforts in the development of mammalian cell-based assays for gene transcription and the automation of these assays for selection of therapeutic targets and compounds. Dr. Case earned a Ph.D. in biochemistry from the University of California, Davis and a B.S. in biology from San Diego State University.

    SHAWN K. JOHNSON, who serves as Senior Director, Finance, joined Sangamo in December 1997, and has responsibility for all financial and administrative operations. From July 1995 to October 1997, Mr. Johnson was Director of Finance at Neurobiological Technologies, Inc., a pharmaceutical product development company. From July 1993 to June 1995, he managed various accounting functions for Glycomed Incorporated, a biotechnology research company. Prior to Glycomed, Mr. Johnson was the Controller for Cognitive Systems, Inc., a software technology company from 1989 to 1992. He holds a M.B.A. from the University of California, Berkeley and a B.S. in accounting from City University.

    ERIC T. RHODES, who serves as Senior Director, Commercial Development, joined Sangamo in July 1998, and has primary responsibility for management of our Universal GeneTools-TM- business. Prior to joining Sangamo, Mr. Rhodes served in a variety of capacities at Incyte Pharmaceuticals, Inc., a genomic database and data management software company, from March 1994 to July 1998. He initially served as part of the team responsible for expansion of Incyte's high throughput sequencing capabilities and later worked in the business development group where his primary focus was the evaluation and acquisition of new technologies. From 1991 to 1994, Mr. Rhodes directed the molecular biology group at Anergen, Inc., a biotechnology company focusing on treatment of autoimmune disease and prior to that he was with BioGrowth, Inc., from 1989 to 1991, and Triton BioSciences, a biotechnology company, as a molecular biologist from 1987 to 1989. Mr. Rhodes received a B.S. in microbiology and immunology from the University of California, Berkeley.

    JULIANNA WOOD joined Sangamo as Senior Director, Corporate Communications in March 2000 and is responsible for all external communications, including investor relations and public affairs. From November 1997 to March 2000, she was employed by Chiron Corporation, most recently as Senior Director of Corporate Communications and Investor Relations. Prior to Chiron, Ms. Wood served as a communications consultant to multiple companies from July 1995 until November 1997. Ms. Wood has also held similar communications positions with other biotechnology companies, including Glycomed Incorporated from March 1993 until July 1995, and Somatix Therapy Corporation from 1987 to 1993. Ms. Wood earned her undergraduate degree from Stanford University and has a M.B.A. from Duke University.

    S. KAYE SPRATT, PH.D. has served as Director of Delivery Technology since January 1998 and is currently directing Sangamo's cell biology and gene therapy efforts for the evaluation and delivery of engineered zinc finger proteins. From June 1997 to January 1998, Dr. Spratt was employed by Acacia Biosciences, a biotechnology research company, as Project Manager. From June 1992 to June 1997, Dr. Spratt was employed by Somatix Therapy Corporation as Section Manager and Senior Scientist responsible for the design, development and production of research and clinical grade gene therapy vectors. From 1987 to 1992, Dr. Spratt was Senior Scientist and Project Leader for BioGrowth Inc. Dr. Spratt received a Ph.D. in microbial genetics from Meharry Medical College and a B.S. in biology from Langston University.

    HERBERT W. BOYER, PH.D. has served as a Director since July 1997. Dr. Boyer is the co-inventor of recombinant DNA technology with Dr. Stanley Cohen and founded Genentech, Inc., a biopharmaceutical company, in 1976. Dr. Boyer is currently Professor Emeritus at the University of California, San Francisco.
Dr. Boyer has served as a director of Genentech since 1976 and was Vice President of Research from 1976 to 1990. Dr. Boyer was also a Professor of biochemistry and biophysics at the University of California, San Francisco from 1966 to 1991. He was also an Investigator for the Howard Hughes Medical Institute from 1976 to 1983. He has authored over 100 scientific publications and is a member of the National Academy of Sciences. Dr. Boyer has received numerous research awards including the National Medal of Science, the National Medal of Technology and the Albert Lasker Basic Medical Research Award.
Dr. Boyer is Chairman of the Board of Directors of Allergan, Inc., a pharmaceutical company and a Trustee of the Scripps Research Institute.
Dr. Boyer received a Ph.D. in microbiology from the University of Pittsburgh and a B.A. in biology from St. Vincent College.

    WILLIAM G. GERBER, M.D. has served as a member of our Board of Directors since June 1997. Dr. Gerber is currently Chief Executive Officer and a Director of Epoch Biosciences, Inc., a biomedical company, where he has been since September 1999. From April 1998 to July 1999, he was President of diaDexus LLC, a pharmacogenomics company. Previous to his appointment at diaDexus, he was Chief Operating Officer of Onyx Pharmaceuticals. Before joining Onyx in 1995, Dr. Gerber was with Chiron Corporation, a biopharmaceutical, vaccine and blood testing company, where he was President of the Chiron Diagnostics business unit after Chiron's merger with Cetus Corporation in December 1991. He joined Cetus in 1987 as Senior Director of Corporate Ventures and was named Vice President and General Manager of the PCR (Polymerase Chain Reaction) Division in
November 1988. Dr. Gerber earned his B.S. and M.D. degrees from the University of California, San Francisco School of Medicine.

    JON E. M. JACOBY has served as a member of our Board of Directors since April 2000. Mr. Jacoby is a director and an Executive Vice President of Stephens Group, Inc. He is also a Senior Executive Vice President of Stephens Inc., an affiliate of Stephens Group, Inc., where he has been employed since 1963.
Mr. Jacoby also serves on the board of directors of Delta and Pine Land Company, Beverly Enterprises, Inc., and Power-One, Inc., as well as on the boards of several privately held companies. He received his B.S. degree in geology from the University of Notre Dame and his M.B.A. from Harvard Business School.

    JOHN W. LARSON has served as a member of our Board of Directors since January 1996. Mr. Larson has served as Senior Partner at the law firm of Brobeck, Phleger & Harrison LLP since March 1996. From 1988 until March 1996, Mr. Larson was Chief Executive Officer of the firm. He has been a partner with the firm since 1969, except for the period from July 1971 to September 1973 when he was in government service as Assistant Secretary of the United States Department of the Interior and Counselor to George P. Shultz, Chairman of the Cost of Living Council. Mr. Larson holds an L.L.B. and a B.A., with distinction, in economics, from Stanford University.

    WILLIAM J. RUTTER, PH.D. has served as a member of our Board of Directors since January 2000. He is the co-founder of Chiron Corporation, a biopharmaceutical, vaccine and blood testing company, and served as Chairman of the Board of Directors from Chiron's inception in 1981 until May 1999. From August 1983 through April 1989, in addition to his responsibilities at Chiron, Dr. Rutter was the

Director of the Hormone Research Institute at the University of California, San Francisco, and he became a Professor Emeritus in 1991. In 1969, Dr. Rutter joined the faculty of UCSF as a Herzstein Professor, and served as the chairman of the Department of Biochemistry and Biophysics from 1969 to 1982. Dr. Rutter has also served on the Board of Overseers at Harvard University from 1992 to 2000, on the Board of Trustees at the Carnegie Institution of Washington since 1995 and several private company boards. Dr. Rutter is a member of the National Academy of Sciences and the American Academy of Arts and Sciences. Dr. Rutter received his Ph.D. in biochemistry from the University of Illinois, an M.S. in biochemistry from the University of Utah and a B.A. in biochemistry from Harvard University.

    MICHAEL C. WOOD has served as a member of our Board of Directors since our inception. Mr. Wood is currently President of LeapFrog Enterprises, Inc., an educational company which he founded in January 1995. Mr. Wood has 15 years of experience in the corporate legal representation of high technology firms and venture capital partnerships. From 1991 through 1994, he was a partner of the emerging technology companies group at Cooley Godward LLP. From 1979 to 1991, Mr. Wood practiced corporate law in the high technology practice of Crosby Heafy Roach & May. Mr. Wood received a J.D. from the Hastings College of Law, an M.B.A. from the University of California, Berkeley and his B.A. in political science from Stanford University.

OWNERSHIP OF SECURITIES

    The following table sets forth certain information known to Sangamo with respect to the beneficial ownership of Common Stock as of March 15, 2001, by
(i) all persons who are beneficial owners of five percent (5%) or more of Sangamo's Common Stock, (ii) each nominee for director, (iii) the executive officers named in the Summary Compensation Table of the Executive Compensation and Related Information section of this Proxy Statement and (iv) all current directors and executive officers as a group. Unless otherwise indicated, the principal address of each of the stockholders below is c/o Sangamo
BioSciences, Inc., 501 Canal Boulevard, Suite A100, Richmond, CA 94804. Except as otherwise indicated, and subject to applicable community property laws, except to the extent authority is shared by both spouses under applicable law, we believe the persons named in the table have sole voting and investment power with respect to all shares of Common Stock held by them.

                                                               NUMBER OF      PERCENTAGE
                                                                 SHARES       OF SHARES
                                                              BENEFICIALLY   BENEFICIALLY
NAME AND ADDRESS OF BENEFICIAL OWNER                             OWNED          OWNED
------------------------------------                          ------------   ------------
Kopp Holding Company(1).....................................   2,540,100         11.4%
7701 France Avenue South, Suite 500
Edina, MN 55435

Lombard Odier & Cie(2)......................................   2,236,944         10.0%
Toedistrasse 36, CH-8027
Zurich, Switzerland

Entities Affiliated with JAFCO Co., Ltd.(3).................   1,944,446          8.7%
1-8-2 Marunouchi, Chiyoda-ku
Tokyo 100, Japan

Stephens-Sangamo BioSciences LLC(4).........................   1,860,100          8.4%
111 Center Street
Little Rock, AR 72203

Edward O. Lanphier II(5)....................................   3,706,300         16.6%

Alan P. Wolffe, Ph.D. (6)...................................     297,500          1.3%

Peter Bluford(7)............................................     279,634          1.3%

Casey C. Case, Ph.D.(8).....................................     250,000          1.1%

Herbert W. Boyer, Ph.D.(9)..................................      90,000            *

William G. Gerber, M.D.(10).................................     100,000            *

Jon E.M. Jacoby(11).........................................   2,148,353          9.6%

John W. Larson(12)..........................................     444,360          2.0%

William J. Rutter, Ph.D.(13)................................     766,666          3.4%

Michael C. Wood.............................................   1,366,500          6.1%

All directors and executive officers as a group (10            7,589,213         34.1%
  persons)(14)..............................................

------------------------

*   Less than one percent.

(1) Represents 2,540,100 shares owned by Kopp Investment Advisors. Lee Kopp, the President of Kopp Investment Advisors, has chief investment responsibility for the shares managed by the fund and exercises voting control over those shares.

(2) There is no single person at Lombard Odier & Cie that exercises voting control over the shares held by Lombard Odier & Cie. Voting of the shares is conducted by an internal mechanism at

    Lombard Odier & Cie which requires, prior to any vote, that two of more than two hundred designated employees sign on behalf of Lombard Odier & Cie. In addition, any one of eight managing partners could sign on behalf of Lombard Odier & Cie without a separate concurring signature.

(3) Represents 671,696 shares held by JAFCO Co., Ltd; 196,124 shares held by JAFCO G-6(A) Investment Enterprise Partnership; 196,124 shares held by JAFCO G-6(B) Investment Enterprise Partnership; 265,896 shares held by JAFCO G-7(A) Investment Enterprise Partnership; 265,896 shares held by JAFCO G-7(B) Investment Enterprise Partnership; 130,788 shares held by JAFCO JS-3 Investment Enterprise Partnership; and 217,922 shares held by JAFCO R-3 Investment Enterprise Partnership. Matsumasa Murase, President of JAFCO
    Co., Ltd. exercises voting control over the shares.

(4) Stephens Group, Inc. is a managing member of Stephens-Sangamo BioSciences LLC. The fund is managed by The Stephens Group Inc. and there is no single person at Stephens Group, Inc. that exercises voting control over the shares held by Stephens-Sangamo LLC. Mr. Jacoby, an executive vice-president of Stephens Group. Inc., is also a director of Sangamo, and as such, he may be deemed to share voting and investment power with respect to such shares. However, Mr. Jacoby disclaims beneficial ownership of all 2,148,353 shares owned by Stephens-Sangamo LLC.

(5) Includes 400,000 shares of Common Stock issuable upon exercise of immediately exercisable options within 60 days of March 15, 2001. Also includes 400,000 shares held by Mr. Lanphier's minor children.

(6) Includes 220,000 shares of Common Stock issuable upon exercise of immediately exercisable options within 60 days of March 15, 2001.

(7) Includes 90,834 shares of Common Stock issuable upon exercise of immediately exercisable options within 60 days of March 15, 2001.

(8) Includes 182,000 shares of Common Stock issuable upon exercise of immediately exercisable options within 60 days of March 15, 2001.

(9) Includes 35,764 shares of Common Stock which are subject to repurchase by Sangamo.

(10) Includes 33,680 shares of Common Stock which are subject to repurchase by Sangamo.

(11) Includes 50,000 shares of Common Stock issuable upon exercise of immediately exercisable options within 60 days of March 15, 2001.
    Mr. Jacoby, an executive vice-president of Stephens Group. Inc., is also a director of Sangamo, and as such, he may be deemed to share voting and investment power with respect to such shares. However, Mr. Jacoby disclaims beneficial ownership of all 1,860,100 shares owned by Stephens-Sangamo LLC.

(12) Includes warrants to purchase 25,364 shares of Common Stock.

(13) Includes 61,111 shares of Common Stock which are subject to repurchase.

(14) Includes 942,834 shares of Common Stock issuable upon exercise of immediately exercisable options within 60 days of March 15, 2001. Also includes 154,305 shares which are subject to repurchase.

EXECUTIVE COMPENSATION AND OTHER INFORMATION

SUMMARY OF CASH AND CERTAIN OTHER COMPENSATION

    The following table provides certain summary information concerning the compensation earned by Sangamo's Chief Executive Officer and each of the three other most highly compensated executive officers whose salary and bonus for the 2000 Fiscal Year was in excess of $100,000, for services rendered in all capacities to Sangamo for the fiscal years ended December 31, 2000 and 1999. No other executive officers who would have otherwise been includable in such table on the basis of salary and bonus earned for the 2000 Fiscal Year has been excluded by reason of his or her termination of employment or change in executive status during that year. The listed individuals shall be hereinafter referred to as the "Named Officers".

                           SUMMARY COMPENSATION TABLE

                                                                                LONG-TERM
                                                                               COMPENSATION
                                                                                  AWARDS
                                                                               ------------
                                                         ANNUAL COMPENSATION    SECURITIES
                                               FISCAL    -------------------    UNDERLYING       OTHER
NAME AND PRINCIPAL POSITION                     YEAR      SALARY     BONUS       OPTIONS      COMPENSATION
---------------------------                   --------   --------   --------   ------------   ------------
Edward O. Lanphier II ......................    2000     $255,000   $168,300(1)         --       $25,000(3)
  President and Chief Executive Officer         1999      195,000    173,788(2)         --        12,500(3)

Alan P. Wolffe, Ph.D. ......................    2000      208,333(4)       --     275,000        $72,319(5)
  Senior Vice President and Chief Scientific    1999           --         --           --             --
  Officer

Casey C. Case, Ph.D ........................    2000      157,500     33,633       40,000             --
  Vice President, Research                      1999      131,250     10,000       30,000             --

Peter Bluford ..............................    2000      155,000     31,109       40,000             --
  Vice President, Corporate Development         1999      120,750     10,000       40,000             --

------------------------

(1) On January 4, 1998, Mr. Lanphier received a loan from us in the principal amount of $250,000. The loan bears interest at a rate of 6% per year, and is secured by 500,000 shares of Common Stock owned by Mr. Lanphier. As a special bonus program for Mr. Lanphier, the balance of the loan will be forgiven in forty-eight equal monthly installments of principal, together with accrued interest for the year, upon completion of each month of employment with us over the forty-eight month period measured from the date the loan was made. Accordingly, Mr. Lanphier's reported bonus amount represents $68,300 of loan forgiveness which occurred during the year 2000. Of the remaining bonus earned by Mr. Lanphier in 2000, $100,000 was earned related to Sangamo achieving its goals relative to the initial public offering and other corporate objectives during 2000.

(2) $73,788 represents loan forgiveness which occurred during the year 1999. Of the remaining bonus earned by to Mr. Lanphier, $100,000 represented compensation earned as a result of Mr. Lanphier's performance in 1999 related to Sangamo achieving its corporate objectives.

(3) Other compensation for Mr. Lanphier consists of an insurance premium paid by Sangamo on a split dollar life insurance policy. Sangamo will be reimbursed for these insurance premiums out of the cash surrender value of its policy paid by Mr. Lanphier during his lifetime or out of the proceeds paid under the policy upon his death. The face amount of the insurance policy is $2.0 million.

(4) Dr. Wolffe joined Sangamo in March 2000 as Senior Vice President and Chief Scientific Officer, and his annualized salary in the year 2000 was $250,000.

(5) As a part of his compensation agreement, Sangamo agreed to pay for certain of his relocation costs, which amounted to $72,319.

OPTION GRANTS

    The following table sets forth summary information regarding the option grants made to the Named Officers for the 2000 Fiscal Year. No stock appreciation rights were granted to the Named Officers during the 2000 Fiscal Year.

                    OPTION GRANTS TO NAMED OFFICERS IN 2000

                                                                                                POTENTIAL REALIZABLE
                                                                                                      VALUE AT
                                                                                                   ASSUMED ANNUAL
                                                                                                      RATES OF
                                   NUMBER OF     PERCENTAGE OF                                       STOCK PRICE
                                  SECURITIES     TOTAL OPTIONS                                    APPRECIATION FOR
                                  UNDERLYING      GRANTED TO                                       OPTION TERM (5)
                                    OPTIONS      EMPLOYEES IN     EXERCISE PRICE   EXPIRATION   ---------------------
NAME                              GRANTED (1)   FISCAL 2000 (2)   PER SHARE (3)     DATE (4)       5%          10%
----                              -----------   ---------------   --------------   ----------   ---------   ---------
Edward O. Lanphier II...........         --             --
Alan P. Wolffe, Ph.D............    200,000             25%           $ 8.00         3/13/10    1,006,231   2,550,000
Alan P. Wolffe, Ph.D............     75,000              9%           $11.13        12/20/10      524,970   1,330,377
Casey C. Case, Ph.D.............     40,000              5%           $11.13        12/20/10      279,984     709,534
Peter Bluford...................     40,000              5%           $11.13        12/20/10      279,984     709,534

------------------------

(1) Options granted under the 2000 Plan are generally immediately exercisable for all the option shares by the optionee but purchased shares are subject to a right of repurchase according to the vesting schedule of each specific grant. In the event that a purchaser ceases to provide service to Sangamo, we have the right to repurchase any of that person's unvested shares of Common Stock at the original option exercise price. The option vests for 25 percent of the shares upon the optionee's completion of one year of service measured from the grant date and vests for the balance of the shares in 36 successive equal monthly installments upon his or her completion of each additional month of service after that date. The option will become vested on an accelerated basis upon a liquidation or dissolution of Sangamo or a merger or consolidation in which there is a change in ownership of securities possessing more than 50 percent of the total combined voting power of Sangamo's outstanding securities, unless the option is assumed by the surviving entity. In addition, the Compensation Committee of the Board of Directors may accelerate the vesting of the option, either immediately or upon optionee's subsequent termination, in connection with such a corporate transaction or change in control.

(2) The percentage of total options was calculated based on options to purchase an aggregate of 798,900 shares of Common Stock granted to employees under the 2000 Plan in 2000.

(3) The exercise price per share is equal to the fair market value of Common Stock on the date of grant. The exercise price may be paid in cash or in shares of Common Stock valued at fair market value on the exercise date. Alternatively, the option may be exercised through a sale and remittance procedure pursuant to which the optionee provides irrevocable instructions to a brokerage firm to sell the purchased shares and to remit to Sangamo, out of the sale proceeds, an amount equal to the exercise price plus all applicable withholding taxes. The Compensation Committee may also assist an optionee in the exercise of an option by (i) authorizing a loan from Sangamo in a principal amount not to exceed the aggregate exercise price plus any tax liability incurred in connection with the exercise or (ii) permitting the optionee to pay the option price in installments over a period of years upon terms established by the Compensation Committee.

(4) The grant dates for the options were: March 13, 2000 for Dr. Wolffe's 200,000 grant and December 20, 2000 for the remaining grants.

(5) The potential realizable value was calculated based on the ten-year term of the options and assumed rates of stock appreciation of 5 percent and 10 percent, compounded annually from the date the options were granted to their expiration date based on the fair market value of Common Stock on the date of grant. There can be no assurance provided to any executive officer or other holder of Sangamo's securities that the actual stock price will appreciate over the ten-year option term at the assumed 5 percent or 10 percent levels or at any other level. Unless the market price of the Common Stock appreciates over the option term, no value will be realized from those option grants which were made to the Named Officers with an exercise price equal to the fair market value of the shares on the grant date.

AGGREGATED OPTION EXERCISES AND FISCAL YEAR-END VALUES

    The following table provides information, with respect to the Named Officers, concerning the exercise of options during the 2000 Fiscal Year and unexercised options held by them at of the end of that fiscal year. None of the Named Officers exercised any stock appreciation rights during the 2000 Fiscal Year as no stock appreciation rights were held by the Named Officers at the end of the year.

            AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND
                       FISCAL YEAR-END OPTION/SAR VALUES

                                                                  NUMBER OF UNEXERCISED      VALUE OF UNEXERCISED IN-THE-
                                                                 OPTIONS/SARS AT FISCAL          MONEY OPTIONS/SARS AT
                                  SHARES                                YEAR-END                FISCAL YEAR-END ($)(2/)
                                ACQUIRED ON   VALUE REALIZED   ---------------------------   -----------------------------
NAME                             EXERCISE        ($)(1/)       EXERCISABLE   UNEXERCISABLE    EXERCISABLE    UNEXERCISABLE
----                            -----------   --------------   -----------   -------------   -------------   -------------
Edward O. Lanphier II.........         --              --        400,000              --      $7,734,000             --
Alan P. Wolffe, Ph.D..........     80,000        $233,250        225,000              --      $2,353,125             --
Casey C. Case, Ph.D...........     68,000        $ 32,300        182,000              --      $3,080,450             --
Peter Bluford.................    209,166        $749,850         90,834              --      $1,315,638             --

------------------------

(1/) Based upon the market price of the purchased shares on the exercise date less the option exercise price paid for those shares.

(2/)  Based upon the market price of $19.50 per share, determined on the basis of the closing selling price per share of Common Stock on the Nasdaq National Market on the last day of the 2000 Fiscal Year, less the option exercise price payable per share.

EMPLOYMENT CONTRACTS AND CHANGE IN CONTROL ARRANGEMENTS

    In May 1997, we entered into an agreement with Edward O. Lanphier II, our current President and Chief Executive Officer. Under the terms of the agreement, Mr. Lanphier will receive an annual salary, an optional bonus payment and Common Stock as well as stock options based on the achievement of some milestones. If Mr. Lanphier is terminated without cause, he will be entitled to his base salary for a period of twelve months plus customary fringe benefits for that period. In the event of a change in control, the unvested portion of his options will vest.

    On January 4, 1998, Mr. Lanphier received a loan from us in the principal amount of $250,000. The loan bears interest at a rate of six percent simple interest per year and will be forgiven in forty-eight equal monthly installments of principal together with all accrued interest upon his completion of each month of employment with us over the forty-eight month period measured from the date the loan was made. If Mr. Lanphier is terminated without cause, the balance of the loan will be forgiven. A change of control will be deemed a termination without cause. The loan is secured by 500,000 shares of Common Stock owned by Mr. Lanphier.

    On March 17, 2000, Sangamo entered into an agreement with Alan P. Wolffe, our Senior Vice President and Chief Scientific Officer under which he will receive an annual base salary of $250,000 and be eligible for an annual bonus plus an immediately exercisable stock option covering 200,000 shares of Common Stock and certain fringe benefits including payment of relocation expenses. Under the agreement, we loaned Dr. Wolffe $400,000 to enable him to purchase 50,000 shares of Common Stock under the option grant. The loan, which remains outstanding as of March 15, 2001, bears simple interest at seven percent per annum, is payable in three years or when the stock is sold whichever is earlier and is secured by the stock he purchased. Under the agreement we also loaned
Dr. Wolffe $250,000 as a housing allowance payable in four years from the date of the loan with simple interest at a rate of seven percent. Twenty-five percent of the loan and associated interest will be forgiven on each anniversary of the loan as long as Dr. Wolffe is a full-time employee of Sangamo at such time.

    Sangamo does not have any existing employee agreements with any other Named Officers.

    The Compensation Committee of the Board of Directors, as Plan Administrator of the 2000 Plan, has the authority to provide for accelerated vesting of the shares of Common Stock subject to any outstanding options held by the Chief Executive Officer or any other executive officer or any unvested share issuances actually held by such individual, in connection with certain changes in control of Sangamo or the subsequent termination of the officer's employment following the change in control event.

BOARD COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

    It is the duty of the Compensation Committee to review and determine the salaries and bonuses of executive officers of Sangamo, including the Chief Executive Officer, and to establish the general compensation policies for such individuals. The Compensation Committee also has the sole and exclusive authority to make discretionary option grants to executive officers under the 2000 Plan.

    The Compensation Committee believes that the compensation programs for executive officers should reflect Sangamo's performance and the value created for stockholders. In addition, the compensation programs should support the short-term and long-term strategic goals and values of Sangamo and should reward individual contribution to Sangamo's success. Sangamo is engaged in a very competitive industry, and Sangamo's success depends upon our ability to attract and retain qualified executives through the competitive compensation packages it offers to such individuals.

    GENERAL COMPENSATION POLICY. The Compensation Committee's policy is to provide Sangamo's executive officers with compensation opportunities which are based upon their personal performance, the financial performance of Sangamo and their contribution to that performance and which are competitive enough to attract and retain highly skilled individuals. Each executive officer's compensation package is comprised of three elements: (i) base salary that is competitive with the market and reflects individual performance, (ii) annual variable performance awards payable in cash and tied to Sangamo's achievement of annual performance goals and (iii) long-term stock-based incentive awards designed to strengthen the mutuality of interests between the executive officers and Sangamo's stockholders. As an officer's level of responsibility increases, a greater proportion of his or her total compensation will be dependent upon Sangamo's financial performance and stock price appreciation rather than base salary.

    Sangamo retains the services of an independent compensation consulting firm to advise the Committee as to how executive compensation levels compare to those of companies within and outside of the industry.

    FACTORS. The principal factors that were taken into account in establishing each executive officer's compensation package for the 2000 Fiscal Year are described below. However, the Compensation

Committee may in its discretion apply entirely different factors, such as different measures of performance, for future fiscal years.

    BASE SALARY. In setting base salaries, the Compensation Committee reviewed published compensation survey data for our industry. The Committee also identified a group of companies for comparative compensation purposes for which it reviewed detailed compensation data. This group was comprised of approximately twenty-five biotechnology companies. The base salary for each officer reflects the salary levels for comparable positions in the published surveys and the comparative group of companies, as well as the individual's personal performance and internal alignment considerations. The relative weight given to each factor varies with each individual in the sole discretion of the Compensation Committee. Each executive officer's base salary is adjusted each year on the basis of (i) the Compensation Committee's evaluation of the officer's personal performance for the year and (ii) the competitive marketplace for persons in comparable positions. Sangamo's performance and profitability may also be a factor in determining the base salaries of executive officers.

    ANNUAL INCENTIVES. The annual incentive bonus for the Chief Executive Officer is based on a percentage of his base pay in the range of fifteen to fifty percent and is adjusted within that range to reflect the actual performance of Sangamo in comparison to its business plan. The other executive officers of Sangamo are also awarded annual incentive bonuses equal to a percentage of base salary on the basis of Sangamo's performance to plan, with additional consideration given to attainment of individual goals. Based on Sangamo's performance for 2000 Fiscal Year, bonuses were awarded to the executive officers named in the Summary Compensation Table in the indicated amounts.

    LONG-TERM INCENTIVES. Generally, stock option grants are made annually by the Compensation Committee to certain of Sangamo's executive officers. Each grant is designed to align the interests of the executive officer with those of the stockholders and provide each individual with a significant incentive to manage Sangamo from the perspective of an owner with an equity stake in the business. Each grant allows the officer to acquire shares of Common Stock at a fixed price per share (the market price on the grant date) over a specified period of time (up to ten years). Each option vests in a series of installments over a four-year period, contingent upon the officer's continued employment with Sangamo. Accordingly, the option will provide a return to the executive officer only if he or she remains employed by Sangamo during the vesting period, and then only if the market price of the shares appreciates over the option term.

    The size of the option grant to each executive officer is set by the Compensation Committee at a level that is intended to create a meaningful opportunity for stock ownership based upon the individual's current position with Sangamo, the individual's personal performance in recent periods and his or her potential for future responsibility and promotion over the option term. The Compensation Committee also takes into account the amount of Common Stock currently owned by the executive officer, as well as unvested options held by the executive officer, in order to maintain an appropriate level of equity incentive for that individual. The relevant weight given to each of these factors varies from individual to individual. The Compensation Committee has established certain guidelines with respect to the option grants made to the executive officers, but has the flexibility to make adjustments to those guidelines at its discretion.

    CEO COMPENSATION. In setting the total compensation payable to Sangamo's Chief Executive Officer for the 2000 Fiscal Year, the Compensation Committee sought to make that compensation competitive with the compensation paid to the chief executive officers of the companies in the surveyed group, while at the same time assuring that a significant percentage of compensation was tied to Sangamo's performance and stock price appreciation.

    The Compensation Committee adjusted Mr. Lanphier's base salary for the 2000 Fiscal Year in recognition of his personal performance and with the objective of maintaining his base salary at a competitive level when compared with the base salary levels in effect for similarly situated chief executive officers. With respect to Mr. Lanphier's base salary, it is the Compensation Committee's intent to provide him with a level of stability and certainty each year and not have this particular component of compensation affected to any significant degree by Sangamo's performance factors. For the 2000 Fiscal Year, Mr. Lanphier's base salary was approximately at the median of the base salary levels of other chief executive officers at the surveyed companies.


    The remaining components of Mr. Lanphier's compensation, however, were primarily dependent upon corporate performance. Mr. Lanphier is eligible for a cash bonus conditioned on Sangamo's attainment of corporate goals with additional consideration to be given to individual business plan objectives. A total of $100,000 in bonus was earned by Mr. Lanphier in both Fiscal Years 1999 and 2000, which represented compensation earned as a result of Mr. Lanphier's performance related to Sangamo achieving its goals relative to corporate business plan objectives. As the compensation committee determined that Mr. Lanphier had an appropriate level of equity incentive, Mr. Lanphier did not receive a stock option grant in 1999 or 2000.


    COMPLIANCE WITH INTERNAL REVENUE CODE SECTION 162(M). Section 162(m) of the Internal Revenue Code disallows a tax deduction to publicly held companies for compensation paid to certain of their executive officers, to the extent that compensation exceeds $1 million per covered officer in any Fiscal Year. The limitation applies only to compensation which is not considered to be performance-based. Non-performance based compensation paid to Sangamo's executive officers for the 2000 Fiscal Year did not exceed the $1 million limit per officer, and the Compensation Committee does not anticipate that the non-performance based compensation to be paid to the executive officers for fiscal 2001 will exceed that limit. The 2000 Plan has been structured so that any compensation deemed paid in connection with the exercise of option grants made under that plan will qualify as performance-based compensation which will not be subject to the $1 million limitation. Because it is unlikely that the cash compensation payable to any of the executive officers in the foreseeable future will approach the $1 million limit, the Compensation Committee has decided at this time not to take any action to limit or restructure the elements of cash compensation payable to Sangamo's executive officers. The Compensation Committee will reconsider this decision should the individual cash compensation of any executive officer ever approach the $1 million level.

    It is the opinion of the Compensation Committee that the executive compensation policies and plans provide the necessary total remuneration program to properly align Sangamo's performance and the interests of the stockholders through the use of competitive and equitable executive compensation in a balanced and reasonable manner, for both the short and long-term.

    Submitted by the Compensation Committee of the Board of Directors


    Dr. Boyer
    Dr. Gerber
    Mr. Larson

BOARD AUDIT COMMITTEE REPORT

    THE INFORMATION CONTAINED IN THIS REPORT SHALL NOT BE DEEMED TO BE "SOLICITING MATERIAL" OR TO BE "FILED" WITH THE SECURITIES AND EXCHANGE COMMISSION, NOR SHALL SUCH INFORMATION BE INCORPORATED BY REFERENCE INTO ANY FUTURE FILINGS WITH THE SECURITIES AND EXCHANGE COMMISSION, OR SUBJECT TO THE LIABILITIES OF SECTION 18 OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED, EXCEPT TO THE EXTENT THAT SANGAMO SPECIFICALLY INCORPORATES IT BY REFERENCE INTO A DOCUMENT FILED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.

    The following is the report of the Audit Committee with respect to Sangamo's audited financial statements for the fiscal year ended December 31, 2000, included in the Annual Report on Form 10-K for that year.

    The Audit Committee has reviewed and discussed the audited financial statements with the management of Sangamo.

    The Audit Committee has discussed with Sangamo's independent auditors, Ernst & Young LLP, the matters required to be discussed by SAS 61 (Codification of Statements on Auditing Standards, AU Section 380), as amended, which include, among other items, matters related to the conduct of the audit of Sangamo's financial statements.

    The Audit Committee has received the written disclosures and the letter from Ernst & Young LLP required by Independence Standards Board Standard No. 1 ("Independence Discussions with Audit Committees"), as amended, and has discussed with Ernst & Young LLP the independence of Ernst & Young LLP from Sangamo.

    Based on the review and discussions referred to above in this report, the Audit Committee recommended to Sangamo's Board of Directors that the audited financial statements be included in Sangamo's Annual Report on Form 10-K for the year ended December 31, 2000 for filing with the Securities and Exchange Commission.

    Submitted by the Audit Committee of the Board of Directors


    Mr. Jacoby
    Dr. Rutter
    Mr. Wood

STOCK PERFORMANCE GRAPH

    The graph depicted below shows a comparison of cumulative total stockholder returns for Sangamo, the NASDAQ Stock Market index, and the NASDAQ Biotechnology index.

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

 SANGAMO BIOSCIENCES INC
                            Cumulative Total Return
                                           4/6/2000  6/30/2000  9/30/2000  12/31/2000
SANGAMO BIOSCIENCES, INC.                    100.00     184.17     258.33      130.00
NASDAQ STOCK MARKET (U.S.)                   100.00      93.46      86.01       57.63
NASDAQ BIOTECHNOLOGY                         100.00     108.17     116.92       96.40

(1) The graph covers the period from April 6, 2000, the commencement date of Sangamo's initial public offering of shares of its Common Stock to December 31, 2000.

(2) The graph assumes that $100 was invested in Sangamo on April 6, 2000, in Sangamo's Common Stock and in each index, and that all dividends were reinvested. No cash dividends have been declared on Sangamo's Common Stock.

(3) Stockholder returns over the indicated period should not be considered indicative of future stockholder returns.

    Notwithstanding anything to the contrary set forth in any of Sangamo's previous filings made under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that might incorporate future filings made by Sangamo under those statutes, neither the preceding Stock Performance Graph nor the Compensation Committee Report is to be incorporated by reference into any such prior filings, nor shall such graph or report be incorporated by reference into any future filings made by Sangamo under those statutes.

CERTAIN TRANSACTIONS

    In May 1997, we entered into an agreement with Edward O. Lanphier II, our current President and Chief Executive Officer. Under the terms of the agreement, Mr. Lanphier will receive an annual salary, an optional bonus payment, and forgiveness of twenty-five percent of an outstanding loan, and Common Stock and stock options based on the achievement of certain milestones.

    On January 4, 1998, Mr. Lanphier received a loan from us in the principal amount of $250,000. The loan bears interest at a rate of 6 percent per year, and is secured by 500,000 shares of Common Stock owned by Mr. Lanphier. As a special bonus program for Mr. Lanphier, the balance of the loan will be forgiven in forty-eight equal monthly installments of principal, together with accrued interest for the year, upon completion of each month of employment with us over the forty-eight month period measured from the date the loan was made.

    Mr. Larson, a Director, is also a Senior Partner at Brobeck, Phleger & Harrison LLP, Sangamo's legal counsel.

    On March 17, 2000, Sangamo entered into an agreement with Alan P. Wolffe, Ph.D., our Senior Vice President and Chief Scientific Officer under which he will receive an annual base salary of $250,000 and be eligible for an annual bonus plus an immediately exercisable stock option covering 200,000 shares of Common Stock and certain fringe benefits including payment of relocation expenses. Under the agreement, we loaned Dr. Wolffe $400,000 to enable him to purchase 50,000 shares of Common Stock under the option grant. The loan, which remains outstanding as of March 15, 2001, bears simple interest at seven percent per annum, is payable in three years or when the stock is sold whichever is earlier and is secured by the stock he purchased. Under the agreement we also loaned Dr. Wolffe $250,000 as a housing allowance payable in four years from the date of the loan with simple interest at a rate of seven percent. Twenty-five percent of the loan and associated interest will be forgiven on each anniversary of the loan as long as Dr. Wolffe is a full-time employee of Sangamo at such time.

    In addition to the indemnification provisions contained in Sangamo's Restated Certificate of Incorporation and Bylaws, Sangamo has entered into separate indemnification agreements with each of its directors and officers. These agreements require Sangamo, among other things, to indemnify such director or officer against expenses (including attorneys' fees), judgments, fines and settlements (collectively, "Liabilities") paid by such individual in connection with any action, suit or proceeding arising out of such individual's status or service as a director or officer of Sangamo (other than Liabilities arising from willful misconduct or conduct that is knowingly fraudulent or deliberately dishonest) and to advance expenses incurred by such individual in connection with any proceeding against such individual with respect to which such individual may be entitled to indemnification by Sangamo.

COMPLIANCE WITH SECTION 16 OF THE SECURITIES EXCHANGE ACT OF 1934

    The members of the Board of Directors, the executive officers of Sangamo and persons who hold more than 10 percent of the outstanding Common Stock are subject to the reporting requirements of Section 16 of the Securities Exchange Act of 1934 which require them to file reports with respect to their ownership of the Common Stock and their transactions in such Common Stock. Based upon
(i) the copies of Section 16 reports which Sangamo received from such persons for their 2000 Fiscal Year transactions in the Common Stock and their Common Stock holdings, and (ii) the written representations received from one or more of such persons that no annual Form 5 reports were required to be filed by them for the 2000 Fiscal Year, Sangamo believes that all reporting requirements under
Section 16 for such fiscal year were met in a timely manner by its directors, executive officers and greater than ten percent beneficial owners except as set forth below.

    Lombard Odier filed an untimely Form 3 in connection with the consummation of the initial public offering and an untimely Form 4 to report the sale of Common Stock in October 2000.

ANNUAL REPORT

    A copy of the Annual Report of Sangamo for the 2000 Fiscal Year has been mailed concurrently with this Proxy Statement to all stockholders entitled to notice of and to vote at the Annual Meeting. The Annual Report is not incorporated into this Proxy Statement and is not considered Proxy solicitation material.

FORM 10-K

    Sangamo filed an Annual Report on Form 10-K with the Securities and Exchange Commission on March 22, 2000. Stockholders may obtain a copy of this report, without charge, by writing to Investor Relations at Sangamo's principal executive offices located at 501 Canal Blvd, Suite A100, Richmond, California 94804.

                             THE BOARD OF DIRECTORS OF SANGAMO BIOSCIENCES, INC.

Dated: April 9, 2001

                                   APPENDIX A

                            AUDIT COMMITTEE CHARTER

I. PURPOSE

    The primary function of the Audit Committee is to assist the Board of Directors in fulfilling its oversight responsibilities by reviewing: the financial reports and other financial information provided by the Corporation to any governmental body or the public; the Corporation's systems of internal controls; and the Corporation's auditing, accounting and financial reporting processes generally. The Audit Committee's primary duties and responsibilities are to:

    A. Serve as an independent and objective party to monitor the Corporation's financial reporting process and internal control system;

    B. Review and appraise the audit efforts of the Corporation's independent accountants; and

    C. Provide an open avenue of communication among the independent accountants, financial and senior management, and the Board of Directors.

    The Audit Committee will primarily fulfill these responsibilities by carrying out the activities enumerated in Section IV of this Charter.

II. COMPOSITION

    The Audit Committee shall be comprised of three or more independent directors.

    All members of the Committee shall have a working familiarity with basic finance and accounting practices, and at least one member of the Committee shall have accounting or related financial management expertise.

III. MEETINGS

    The Committee shall meet on a regular basis and shall hold special meetings as circumstances require. As part of its job to foster open communication, the Committee should meet at least annually with management and the independent accountants in separate executive sessions to discuss any matters that the Committee or each of these groups believe should be discussed privately. In addition, the Committee or at least its Chair should meet with the independent accountants and management quarterly to review the Corporation's financials.

IV. RESPONSIBILITIES AND DUTIES

    To fulfill its responsibilities and duties the Audit Committee shall:

    DOCUMENTS/REPORTS REVIEW

    A. Review and update this Charter at least annually.

    B. Review the organization's annual financial statements and any reports or other financial information submitted to any governmental body, or the public, including any certification, report, opinion, or review rendered by the independent accountants.

    C. Review the regular internal financial reports prepared by the Corporation.

INDEPENDENT ACCOUNTANTS

    D. Recommend to the Board of Directors the selection of the independent accountants and approve the fees and other compensation to be paid to the independent accountants. On an annual basis, the Committee shall obtain a formal written statement from the accountants delineating all relationships between the accountants and the Corporation consistent with Independence Standards Board Standard 1, and shall review and discuss with the accountants all significant relationships the accountants have with the Corporation to determine the accountants' independence.

    E. Review the performance of the independent accountants and approve any proposed discharge of the independent accountants when circumstances warrant.

    F. Periodically consult with the independent accountants out of the presence of management about internal controls and the completeness and accuracy of the organization's financial statements.

FINANCIAL REPORTING PROCESSES

    G. In consultation with the independent accountants, review the integrity of the organization's financial reporting processes, both internal and external.

    H. Consider the independent accountants' judgments about the quality and appropriateness of the Corporation's accounting principles as applied in its financial reporting.

    I. Consider and approve, if appropriate, major changes to the Corporation's auditing and accounting principles and practices as suggested by the independent accountants or management.

PROCESS IMPROVEMENT

    J. Establish regular and separate systems of reporting to the Audit Committee by management, the independent accountants regarding any significant judgments made in management's preparation of the financial statements and the view of each as to appropriateness of such judgments.

    K. Following completion of the annual audit, review separately with management, the independent accountants any significant difficulties encountered during the course of the audit, including any restrictions on the scope of work or access to required information.

    L. Review any significant disagreement among management and the independent accountants in connection with the preparation of the financial statements.

    M. Review with the independent accountants and management the extent to which changes or improvements in financial or accounting practices, as approved by the Audit Committee, have been implemented. (This review should be conducted at an appropriate time subsequent to implementation of changes or improvements, as decided by the Committee.)

    N. Perform any other activities consistent with this Charter, the Corporation's By-laws and governing law, as the Committee or the Board deems necessary or appropriate.

                                  DETACH HERE

                                     PROXY

                            SANGAMO BIOSCIENCES, INC.

                    PROXY SOLICITED BY THE BOARD OF DIRECTORS
               FOR THE ANNUAL MEETING OF STOCKHOLDERS, MAY 18, 2001

                  (SEE PROXY STATEMENT FOR DISCUSSION OF ITEMS)

     The undersigned hereby appoints Shawn K. Johnson as proxy, with power of substitution, to vote all shares of Sangamo BioSciences, Inc. Common Stock which the undersigned is entitled to vote on all matters which may properly come before the 2001 Annual Meeting of Stockholders of Sangamo BioSciences, Inc., or any adjournment thereof.

-----------                                                         -----------
SEE REVERSE        CONTINUED AND TO BE SIGNED ON REVERSE SIDE       SEE REVERSE
   SIDE                                                                 SIDE
-----------                                                         -----------

SANGAMO BIOSCIENCES, INC.
c/o EquiServe
P.O. Box 9398
Boston, MA 02205-9398

-----------------
VOTE BY TELEPHONE
-----------------

It's fast, convenient, and immediate!
Call Toll-Free on a Touch-Tone Phone
1-877-PRX-VOTE (1-877-779-8683)

------------------------------------------------------------------------------
FOLLOW THESE FOUR EASY STEPS:

 1. READ THE ACCOMPANYING PROXY STATEMENT AND PROXY CARD.

 2. CALL THE TOLL-FREE NUMBER
    1-877-PRX-VOTE (1-877-779-8683).

 3. ENTER YOUR 14-DIGIT VOTER CONTROL NUMBER LOCATED ON YOUR
    PROXY CARD ABOVE YOUR NAME.

 4. FOLLOW THE RECORDED INSTRUCTIONS.
------------------------------------------------------------------------------

YOUR VOTE IS IMPORTANT!
Call 1-877-PRX-VOTE anytime!

----------------
VOTE BY INTERNET
----------------

It's fast, convenient, and your vote is immediately confirmed and posted.

------------------------------------------------------------------------------
FOLLOW THESE FOUR EASY STEPS:

 1. READ THE ACCOMPANYING PROXY STATEMENT AND PROXY CARD.

 2. GO TO THE WEBSITE
    http://www.eproxyvote.com/sgmo

 3. ENTER YOUR 14-DIGIT VOTER CONTROL NUMBER LOCATED ON YOUR
    PROXY CARD ABOVE YOUR NAME.

 4. FOLLOW THE INSTRUCTIONS PROVIDED.
------------------------------------------------------------------------------

YOUR VOTE IS IMPORTANT!
Go to http://www.eproxyvote.com/sgmo anytime!

DO NOT RETURN YOUR PROXY CARD IF YOU ARE VOTING BY TELEPHONE OR INTERNET


                                  DETACH HERE


/X/ PLEASE MARK
    VOTES AS IN
    THIS EXAMPLE.


------------------------------------------------------------------------------
           THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ITEMS 1 AND 2.
------------------------------------------------------------------------------

1. Re-election of seven directors to serve for the ensuing year until their successors are duly elected and qualified or until earlier death or resignation.

NOMINEES: (01) Edward O. Lanphier, II (02) Herbert W. Boyer, Ph.D.,
          (03) William G. Gerber, M.D., (04) Jon E. M. Jacoby, (05) John W. Larson, (06) William J. Rutter, Ph.D., (07) Michael C. Wood.

          FOR THE NOMINEES / /              / / WITHHELD FROM THE NOMINEES

/ / ______________________________________
    For all nominees except as noted above

2. The Appointment of Ernst & Young LLP as Independent Auditors.

     FOR                   AGAINST                   ABSTAIN
     / /                     / /                       / /


THE SHARES REPRESENTED BY THIS PROXY CARD WILL BE VOTED AS SPECIFIED ABOVE, BUT IF NO SPECIFICATION IS MADE THEY WILL BE VOTED FOR ITEMS 1 AND 2 AND AT THE DISCRETION OF THE PROXY ON ANY OTHER MATTER THAT MAY PROPERLY COME BEFORE THE MEETING.

         MARK HERE      / /                        MARK HERE     / /
         FOR ADDRESS                               IF YOU PLAN
         CHANGE AND                                TO ATTEND
         NOTE AT LEFT                              THE MEETING

NOTE: PLEASE SIGN EXACTLY AS NAME APPEARS HEREON. JOINT OWNERS SHOULD EACH SIGN. WHEN SIGNING AS ATTORNEY, EXECUTOR, ADMINISTRATOR, TRUSTEE OR GUARDIAN, GIVE FULL NAME AND TITLE AS SUCH.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ACCOMPANYING ENVELOPE.


Signature:_______________ Date:________ Signature:_______________ Date:________